                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                               2001            2000          1999            1998          1997
                                                              -------        -------        -------        -------        -------

Income before extraordinary item and
   accounting change ..................................       $ 1,596        $ 1,902        $   744        $   450        $ 1,097
Income tax expense ....................................         1,391          1,556            473            244          1,010
Equity in earnings of affiliates ......................          (181)          (277)          (150)           (22)           (40)
Minority interests ....................................            23             24             25             21             24
                                                              -------        -------        -------        -------        -------
Pretax income before adjustment for minority
   interests in consolidated subsidiaries or income
   or loss from equity affiliates .....................         2,829          3,205          1,092            693          2,091
Fixed charges (see below) .............................           554            446            412            337            174
Amortization of capitalized interest ..................            37             41             46             40             46
Distributed income in equity affiliates ...............           198            134             77            105             58
Capitalized interest ..................................           (33)           (17)            (6)           (72)           (94)
Minority interests in subsidiaries that have not
   incurred fixed charges .............................           (23)           (22)           (25)           (21)           (24)
Preference security dividends .........................           (18)            --             --             --             --
                                                              -------        -------        -------        -------        -------
Total adjusted earnings available for payment
   of fixed charges (a) ...............................       $ 3,544        $ 3,787        $ 1,596        $ 1,082        $ 2,251
                                                              =======        =======        =======        =======        =======

Ratio of earnings to fixed charges ....................           6.4            8.5            3.9            3.2           12.9
Fixed Charges
    Interest and debt expense - borrowings ............       $   396        $   338        $   311        $   199        $    36
    Capitalized interest ..............................            33             17              6             72             94
    Rental expense representative of interest
       factor .........................................           107             91             95             66             44
    Preference security dividends .....................            18             --             --             --             --
                                                              -------        -------        -------        -------        -------
Total fixed charges ...................................       $   554        $   446        $   412        $   337        $   174
                                                              =======        =======        =======        =======        =======

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(a)  Equity affiliate pretax losses, where incurred, included no guaranteed payments.